Exhibit 2(s)(ii)

MERCANTILE ABSOLUTE RETURN OFFSHORE FUND FOR TAX-
EXEMPT/DEFERRED INVESTORS (TEDI) LDC

Appointment of Agent for Service of Process

     A. Mercantile Absolute Return Offshore Fund for Tax-Exempt/Deferred Investors (TEDI) LDC (“MARF TEDI LDC”) is a limited duration company organized under the laws of the Cayman Islands and has its principal place of business at c/o Mercantile Capital Advisors, Inc., Two Hopkins Plaza, Baltimore, Maryland, 21201.

     B. MARF TEDI LDC designates and appoints SEI Private Trust Company (“Agent”) located at 1 Freedom Valley Drive, Oaks, Pennsylvania, 19456 as the agent of MARF TEDI LDC upon whom may be served any process, pleadings, subpoenas or other papers in:

     1. any investigation or administrative proceeding conducted by the Securities and Exchange Commission of the United States (the “Commission”); and

     2. any civil suit or action brought against MARF TEDI LDC or to which MARF TEDI LDC has been joined as defendant or respondent, in any appropriate court in any place subject to the jurisdiction of any state or of the United States or of any of its territories or possessions or of the District of Columbia, where the investigation, proceeding or cause of action arises out of or relates to or concerns (i) any offering made or purported to be made in connection with the securities of MARF TEDI LDC, or any purchases or sales of any security in connection therewith.

     MARF TEDI LDC stipulates and agrees that any such civil suit or action, investigation or administrative proceeding may be commenced by the service of process upon, and that service of an administrative subpoena shall be effected by service upon such agent for service of process, and that service as aforesaid shall be taken and held in all courts and administrative tribunals to be valid and binding as if personal service thereof had been made.

     C. MARF TEDI LDC stipulates and agrees to appoint a successor agent for service of process and execute an amended “Appointment of Agent for Service of Process” if MARF TEDI LDC discharges the Agent or the Agent is unwilling or unable to accept service on behalf of MARF TEDI LDC at any time until six years have elapsed from the date of the last sale of the securities of MARF TEDI LDC.

     D. MARF TEDI LDC further undertakes to advise the Commission promptly of any change to the Agent’s name or address during the applicable period described in paragraph C.

     E. MARF TEDI LDC undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission Staff, and to furnish promptly, when requested to do so by the Commission Staff, information relating to the securities of MARF TEDI LDC or transactions in the securities of MARF TEDI LDC.

MARF TEDI LDC certifies that it has duly caused this consent, stipulation and agreement to be signed on its behalf by the undersigned, thereto duly authorized in the city of Baltimore, United States of America, this 12th day of June, 2006.

Mercantile Absolute Return Offshore Fund for Tax-
Exempt/Deferred Investors (TEDI) LDC

By:	MERCANTILE ABSOLUTE RETURN FUND
FOR TAX-EXEMPT/DEFERRED INVESTORS
(TEDI) LLC
as managing member

By:	/s/ David L. Meyer

	Name:	David L. Meyer
	Title:	Vice President